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Ford Posts Weather-Impacted January Sales; Lincoln Up 43 Percent — Best Lincoln Sales Performance in Four Years

•	Continuing its momentum from last year, Lincoln sales increase 43 percent on MKZ and MKX; best January sales in four years

•	Ford Motor Company January U.S. sales totaled 154,644 vehicles, compared with 166,501 vehicles last year – a 7 percent decline; retail sales totaled 113,721 vehicles - down 5 percent

DEARBORN, Mich., Feb. 3, 2014 – Ford Motor Company January sales of 154,644 total vehicles are down 7 percent from a year ago, while retail sales of 113,721 vehicles are off 5 percent. Ford Mustang and Lincoln brand vehicles posted gains in the first month of 2014.

“Given the difficult weather in our largest sales regions, we are fortunate to have held in at retail as well as we did,” said John Felice, Ford vice president, U.S. marketing, sales and service. “In areas where the weather was good, such as in the West, sales were up. The poor weather also had an impact on the timing of some of our fleet deliveries. A bright spot is Lincoln, which had its strongest sales in four years.”

Sales of Mustang totaled 3,881 vehicles in January. This represents an 8 percent increase over last year and Mustang’s best beginning-of-year performance since 2010.

Lincoln sales are up 43 percent, with 5,973 vehicles sold in January. This represents Lincoln’s best performance for the month in four years. The increase came from Lincoln MKZ, with sales of 2,122 vehicles, up 368 percent, and Lincoln MKX, with 2,479 vehicles sold, a 36 percent year-over-year gain.

Ford Motor Company fleet sales were off 14 percent in January, as winter weather hampered the ability to fill a portion of fleet orders.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 181,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

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